                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: November 14, 2001

                         Commission file number: 1-5256
                          ----------------------------

                                V. F. CORPORATION
             (Exact name of registrant as specified in its charter)

              PENNSYLVANIA                                 23-1180120
     (State or other jurisdiction of                    (I.R.S. employer
      incorporation or organization)                 identification number)


                        628 GREEN VALLEY ROAD, SUITE 500
                        GREENSBORO, NORTH CAROLINA 27408
                    (Address of principal executive offices)

                                 (336) 547-6000
              (Registrant's telephone number, including area code)
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ITEM 5 - OTHER EVENTS

      On November 14, 2001, VF Corporation announced a series of actions that will change the Company's cost structure, brand portfolio and manufacturing mix. These actions should improve the Company's return on capital and drive increased value for its shareholders. In conjunction with these actions, the Company has decided to exit its private label knitwear business, swimwear and a small specialty workwear business, move additional production to lower cost manufacturing areas, and consolidate its domestic intimate apparel headquarters in one location. The Company is also taking measures to reduce its overall cost structure, including capacity adjustments and workforce reductions. These actions will reduce the Company's costs by $115 million annually and will affect approximately 18%, or 13,000, of the Company's 71,500 employees worldwide. As a result, the Company will incur a charge to fourth quarter earnings of $280 million to $320 million, equal to approximately $1.74 to $1.98 per share. The charge will include cash costs of $120 million. The sale or other disposition of these assets should generate approximately $80 million of cash proceeds, resulting in a net cash outlay of $40 million. A copy of the press release announcing this information is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

      99.1 Press release issued by VF Corporation on November 14, 2001.




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    V.F. CORPORATION
                                    ----------------
                                      (Registrant)


                                    By: /s/ Robert K. Shearer
                                       ---------------------------------
                                            Robert K. Shearer
                                            Vice President-Finance
                                            (Chief Financial Officer)

Date: November 14, 2001




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                                  EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION                                   SEQUENTIAL PAGE NUMBER
 99.1       Press release issued by V.F. Corporation                5
            on November 14, 2001







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